$425,000,000

                            CREDIT AGREEMENT

                                among

                        CHECKPOINT SYSTEMS, INC.,
                              as Borrower,

                          The Several Lenders
                    from Time to Time Parties Hereto,

                      FIRST UNION NATIONAL BANK,

                            as Administrative Agent,

                    PNC BANK, NATIONAL ASSOCIATION,
                          as Documentation Agent,

                              BANK ONE, NA,

                           as Syndication Agent

                                  and

                      FIRST UNION SECURITIES INC.,

                               as Arranger

                          Dated as of October 27, 1999

TABLE OF CONTENTS

        Page

SECTION 1.  DEFINITIONS                                  2
1.1  Defined Terms                                       2
1.2  Other Definitional Provisions                      27

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS             27
2.1  Term Commitments                                   27
2.2  Procedure for Term Loan Borrowing                  28
2.3  Repayment of Term Loans                            28
2.4  Revolving Commitments                              30
2.5  Procedure for Revolving Loan Borrowings            30
2.6  Swingline Commitment                               32
2.7 Procedure for Swingline Borrowing; Refunding of
        Swingline Loans                                 32
2.8  Commitment Fees, etc.                              34
2.8 Termination or Reduction of Revolving
      Commitments                                       35
2.9 Repayment of Revolving Loans; Evidence
            of Debt.                                    35
2.11 Redenomination and Alternative Currencies          36

SECTION 3.  LETTERS OF CREDIT                           36
3.1  L/C Commitment                                     36
3.2  Procedure for Issuance of Letter of Credit         36
3.3  Fees and Other Charges                             37
3.4  L/C Participations                                 37
3.5  Reimbursement Obligation of the Borrower           38
3.6  Obligations Absolute                               38
3.7  Letter of Credit Payments                          39
3.8  Applications                                       39

SECTION 4. GENERAL PROVISIONS APPLICABLE TO
              THE LOANS                                 39

4.1  Interest Rates and Payment Dates                   39
4.2  Computation of Interest and Fees                   40
4.3  Inability to Determine Interest Rate               41
4.4  Optional Prepayments                               41
4.5 Mandatory Prepayments and Commitment
          Reductions                                    42
4.6  Conversion and Continuation Options                45
4.7  Limitations on Tranches                            46
4.8  Pro Rata Treatment and Payments                    46
4.9  Requirements of Law                                49
4.10  Taxes                                             50
4.11  Indemnity                                         51
4.12  Change of Lending Office                          52
4.13  Replacement of Lenders                            52
4.14  Lending Installations                             53
4.15 Reporting Requirements of Swingline Lenders
          and Issuing Lenders                           53
4.16  Conversion of Loans                               53

SECTION 5.  REPRESENTATIONS AND WARRANTIES              54
5.1  Financial Condition                                54
5.2  No Change                                          56
5.3  Corporate Existence; Compliance with Law           56
5.4 Corporate Power; Authorization; Enforceable

          Obligations                                   56
5.5  No Legal Bar                                       57
5.6  Litigation                                         57
5.7  No Default                                         57
5.8  Ownership of Property; Liens                       57
5.9  Intellectual Property                              57
5.10  Taxes                                             58
5.11  Federal Regulations                               58
5.12  Labor Matters                                     58
5.13  ERISA                                             58
5.14  Investment Company Act; Other Regulations         59
5.15  Subsidiaries                                      59
5.16  Use of Proceeds                                   59
5.17  Environmental Matters                             59
5.18  Accuracy of Information, etc                      60
5.19  Security Documents                                61
5.20  Solvency                                          61
5.21  Year 2000 Matters                                 61
5.22  Certain Documents                                 62
5.23  Regulation H.                                     62

SECTION 6.  CONDITIONS PRECEDENT                        62
6.1  Conditions to Initial Extension of Credit          62
6.2  Conditions to Each Extension of Credit             68

SECTION 7.  AFFIRMATIVE COVENANTS                       69
7.1  Financial Statements                               69
7.2  Certificates; Other Information                    70
7.3  Payment of Obligations                             71
7.4  Maintenance of Existence; Compliance.              71
7.5  Maintenance of Property; Insurance                 71
7.6 Inspection of Property; Books and Records;
        Discussions                                     71
7.7  Notices                                            72
7.8  Environmental Laws                                 72
7.9  Interest Rate Protection                           73
7.10  Additional Collateral, etc                        73
7.11  Year 2000 Compliance                              74
7.12  The Acquisition                                   74

SECTION 8.  NEGATIVE COVENANTS                          75
8.1  Financial Condition Covenants                      75
8.2  Indebtedness                                       76
8.3  Liens                                              77
8.4  Fundamental Changes                                78
8.5  Disposition of Property                            78
8.6  Restricted Payments                                79
8.7  Capital Expenditures                               79
8.8  Investments                                        80
8.9 Optional Payments and Modifications of
         Certain        Debt Instruments.               81
8.10  Transactions with Affiliates                      81
8.11  Sales and Leasebacks                              81
8.12  Changes in Fiscal Periods                         81
8.13  Negative Pledge Clauses                           82
8.14 Clauses Restricting Subsidiary
          Distributions                                 82
8.15  Lines of Business                                 82
8.16  Amendments to Acquisition Documents               82

SECTION 9.  EVENTS OF DEFAULT                           82

SECTION 10.  THE AGENTS                                 85
10.1  Appointment                                       85
10.2  Delegation of Duties                              86
10.3  Exculpatory Provisions                            86
10.4  Reliance by Administrative Agent                  86
10.5  Notice of Default                                 87
10.6  Non-Reliance on Agents and Other Lenders          87
10.7  Indemnification                                   88
10.8  Each Agent in Its Individual Capacity             88
10.9  Successor Administrative Agent                    88
10.10  Documentation Agent and Syndication Agent        89

SECTION 11.  MISCELLANEOUS                              89
11.1  Amendments and Waivers                            89
11.2  Notices                                           90
11.3  No Waiver; Cumulative Remedies                    91
11.4  Survival of Representations and Warranties        91
11.5  Payment of Expenses and Taxes                     91
11.6 Successors and Assigns; Participations and
                Assignments                             92
11.7  Adjustments; Set-off                              94
11.8  Counterparts                                      95
11.9  Severability                                      95
11.10  Integration                                      96
11.11  GOVERNING LAW                                    96
11.12  Submission To Jurisdiction; Waivers              96
11.13  Acknowledgments                                  96
11.14  Releases of Guarantees and Liens                 97
11.15  Conversion of Currencies                         97
11.16  Confidentiality                                  98
11.17  Section Headings                                 98
11.18  WAIVERS OF JURY TRIAL                            98


SCHEDULES:

1.1A    Commitments
1.1B    Mortgaged Properties

5.4 Consents, Authorizations, Filings and Notices 5.6 Litigation 5.13 ERISA Termination 5.15 Subsidiaries 5.19(a) UCC Filing Jurisdictions 5.19(b) Mortgage Filing Jurisdictions 6.1(b) Terminated Credit Facilities 6.1(e) Approvals 7.12 Target Debt 8.2(d) Existing Indebtedness 8.3(f) Existing Liens

EXHIBITS:

A       Form of Guarantee and Collateral Agreement
B       Form of Compliance Certificate
C       Form of Closing Certificate
D       Form of Mortgage
E       Form of Assignment and Acceptance
F-1     Form of Legal Opinion of Stradley Ronon, counsel to the
Borrower
F-2     Form of Legal Opinion of Neil D. Austin, General Counsel
of the Borrower
G       Form of Exemption Certificate
H-1     Form of Term Note
H-2     Form of Revolving Note
H-3     Form of Swingline Note
I       Form of Acquisition Certificate

CREDIT AGREEMENT, dated as of October 27, 1999, among CHECKPOINT SYSTEMS, INC., a Pennsylvania corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), FIRST UNION NATIONAL BANK, as administrative agent (in such capacity, the "Administrative Agent"), PNC BANK, NATIONAL ASSOCIATION., as documentation agent (in such capacity, the "Documentation Agent"), BANK ONE, NA, as syndication agent (in such capacity, the "Syndication Agent") and FIRST UNION SECURITIES INC., as advisor and arranger (in such capacity, the "Arranger").

W I T N E S S E T H:

                WHEREAS, the Borrower intends to acquire, through a newly-formed wholly-owned German subsidiary organized as a stock corporation (the "Acquiror"), up to all, and at least 95%, of the issued and outstanding shares of stock of Meto AG, a German stock corporation (the "Target") traded on the Stockholm Stock Exchange, for aggregate consideration, the U.S. Dollar Equivalent of which is approximately $275,000,000;

                WHEREAS, such acquisition shall be effected under an offer by the Borrower for all of the issued and outstanding shares of stock of the Target (all of such common stock collectively, the "Shares") at a price of 65 Swedish Krona per share (the "Tender Offer") and the purchase of the Shares tendered pursuant to the Tender Offer and not validly withdrawn (the "Tendered Shares");

                WHEREAS, as promptly as is practicable following the consummation of the Tender Offer and the acquisition of 95% or more of the Tendered Shares, the Acquiror intends to integrate the Target, through shareholder resolutions of both the Acquiror and the Target and thereby acquire the remaining Shares not acquired in the Tender Offer at the time of the registration of the integration in the commercial register at the seat of the Target according to Section 320(a) of the German Stock Corporation Act (the "Integration"; collectively with the Tender Offer, the "Acquisition");

                WHEREAS, in order to provide for financing of the Tender Offer and the related costs and expenses, and to provide financing for working capital and general corporate purposes of the Borrower and its Subsidiaries, including certain Permitted Acquisitions, the Borrower has requested the Lenders to make available the credit facilities described herein; and

                WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

                NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1 Defined Terms. As used in this  Agreement,  the terms listed in this Section
1.1 shall have the respective meanings set forth in this Section 1.1.

                "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of () the Prime Rate in effect on such day and () the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in Charlotte, North Carolina (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

                "Acquired Business": as defined in the definition of Permitted Acquisitions.

                "Acquisition":  as defined in the recitals.

                "Acquisition Documentation": collectively, all written materials describing the Borrower's offer to holders of Shares and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith provided to the holders of the Shares on or prior to the Closing Date, in each case as amended, supplemented or otherwise modified from time to time in accordance with Section 8.16.

                "Adjustment Date":  as defined in the Pricing Grid.

                "Administrative Agent": First Union National Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other

Loan Documents, together with any of its successors.

                "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                "Agents": the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.

                "Aggregate Available Revolving Commitments": as at any date of determination with respect to all Revolving Lenders, an amount in Dollars equal to the Available Revolving Commitments of all Revolving

Lenders on such date.

                "Aggregate Committed Outstandings": as at any date of determination with respect to any Revolving Lender, an amount in Dollars equal to the sum of (a) the Aggregate Revolving Outstandings of such Revolving Lender on such date and (b) the U.S. Dollar Equivalent of the Aggregate Multicurrency Outstandings of such Revolving Lender on such date.

                "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the sum of the then unpaid principal amount of such Lender's Dollar Term Loans plus the U.S. Dollar Equivalent of the then unpaid principal amount of such Lender's Multicurrency Term Loans and (ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Aggregate Committed Outstandings then outstanding.

                "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

                "Aggregate Multicurrency Outstandings": as at any date of determination with respect to any Revolving Lender, an amount in the applicable Available Foreign Currencies equal to the aggregate unpaid principal amount of such Revolving Lender's Multicurrency Revolving
Loans.

                "Aggregate Revolving Outstandings": as at any date of determination with respect to any Revolving Lender, an amount equal to the sum of () the aggregate unpaid principal amount of such Lender's Dollar Revolving Loans on such date, () such Lender's Revolving Percentage of the aggregate unpaid principal amount of all L/C Obligations on such date and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

                "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                "Applicable Margin": for each Type of Loan, the rate per annum determined pursuant to the Pricing Grid.

                "Application": an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing

Lender to open a Letter of Credit.

                "Approved Fund": with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                "Asset Sale": any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause
(a), (b), (c), (d) or (e) of Section 8.5) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

                "Assignee":  as defined in Section 11.6(c).

                "Assignment and Acceptance": an Assignment and Acceptance, substantially in the form of Exhibit E.

                "Assignor":  as defined in Section 11.6(c).

                "Available Foreign Currencies": () with respect to the Term Loans, euro, and () with respect to the Revolving Loans or Swingline
Loans, euro, Pounds Sterling, Deutsche Marks, French Francs, Dutch

Guilders and Japanese Yen.

                "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of () such Lender's Revolving Commitment then in effect over () such Lender's Aggregate Committed Outstandings on such date; provided, that in calculating any Lender's Aggregate Committed
Outstandings  for the purpose of determining such Lender's  Available  Revolving
Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

        "Benefitted Lender":  as defined in Section 11.7(a).

                "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

        "Borrower":  as defined in the preamble hereto.

                "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

                "Business":  as defined in Section 5.17(b).

                "Business Day": (a) when such term is used in respect of any amount denominated or to be denominated in () any Available Foreign Currency, a London Banking Day which is also a day other than a Saturday or Sunday on which banks are open for general banking business in (x) the city which is the principal financial center of the country of issuance of such Available Foreign Currency, (y) in the case of euro only, Frankfurt am Main, Germany (or such other principal financial center as the Administrative Agent may from time to time nominate for this purpose) and (z) Charlotte, North Carolina and () Dollars, a London Banking Day which is also a day other than a Saturday or Sunday on which banks are open for general banking business in Charlotte, North Carolina and (b) when such term is used for the purpose of determining the date on which the Eurocurrency Base Rate is determined under this Agreement for any Loan denominated in euro for any Interest Period and for purposes of determining the first and last day of any such Interest Period (but not any Borrowing Date), references in this Agreement to Business Days shall be deemed to be references to Target Operating Days.

                "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

                "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

                "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

                "Change in Control": (a) an event whereby any "person" or "group" (as such terms are used in Sections 12(d) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)- 3 and 13(d)-5 under the Exchange
Act), directly or indirectly, of more than 30% of the outstanding common stock of the Borrower or (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.

                "Closing Date": the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied, which date shall be no later than the earlier of (i) December 31, 1999 or (ii) five Business Days after the Borrower's application for antitrust approval has been approved by the German antitrust authorities. The Administrative Agent shall notify the Lenders of the anticipated Closing Date.

                "Code": the Internal Revenue Code of 1986, as amended from time to time.

                "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                "Commitment": as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender then in effect.

                "Commitment Fee Rate": at any time, the rate per annum determined pursuant to the Pricing Grid.

                "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

                "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

                "Confidential Information Memorandum": the Confidential Information Memorandum dated September 1999 and furnished to the

Lenders.

                "Consolidated Current Assets": at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

                "Consolidated Current Liabilities": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

                "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), provided, that the amounts referred to in this clause (e) shall not, in the aggregate during the term of this Agreement, exceed $35,000,000, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and excluding any payment received pursuant to business interruption insurance) and (c) any other non-cash income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA to determine compliance with the covenants set forth in Section 7.1 for any fiscal quarter of the Borrower ending prior to December 31, 2000, for any such period, the calculation of Consolidated EBITDA for the most recently completed four consecutive fiscal quarters of the Borrower shall include $15,000,000 in respect of the Borrower's good faith estimate of the value of synergies associated with the consummation of the Acquisition.

                "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures) to (b) Consolidated Fixed Charges for such period.

                "Consolidated Fixed Charges": for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) income and franchise taxes accrued by the Borrower and its Subsidiaries during such period and (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans).

                "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated

Interest Expense for such period.

                "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

                "Consolidated Leverage Ratio":  as at any day, the ratio of
(a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for the most recently completed four fiscal quarters of the Borrower for which financial statements have been provided to the Lenders.

                "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

                "Consolidated Net Worth": at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders' equity at such date; provided that Consolidated Net Worth shall be determined without adjustment (whether positive or negative) for any foreign currency translation.

                "Consolidated Total Assets": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total assets" (or any like caption) on a consolidated balance sheet of the

Borrower and its Subsidiaries at such date.

                "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

                "Consolidated Total Senior Indebtedness": at any time, Consolidated Total Debt less the aggregate outstanding principal amount of any Subordinated Indebtedness at such time.

                "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current

Liabilities on such date.

                "Continuing Directors": the directors of the Borrower on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors or by a nominations committee thereof.

                "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

                "Documentation Agent":  as defined in the preamble hereto.

                "Dollar Loans": the collective reference to Dollar Term Loans, Dollar Revolving Loans and Dollar Swingline Loans.

                "Dollar Revolving Loans":  as defined in Section 2.4(a).

                "Dollar Swingline Loans":  as defined in Section 2.6(a).

                "Dollar Term Loan":  as defined in Section 2.1(a).

                "Dollars" and "$": dollars in lawful currency of the United States.

                "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States,

including Puerto Rico.

                "EMU": Economic and Monetary Union as contemplated in the Treaty on European Union.

                "EMU Legislation": legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

                "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                "euro": the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU

Legislation.

                "Eurocurrency  Base  Rate":  () with  respect  to each  Interest
Period pertaining to a Multicurrency Loan denominated in any currency other than Pounds Sterling, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in such currency with a term comparable to such Interest Period that appears on the applicable Reuters Page (or any successor page) at approximately 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (or, in the case of Multicurrency Swingline Loans, on the same day); provided, however, that if at any time for any reason such offered rate for any such currency does not appear on a Reuters Page (or any successor page), "Eurocurrency Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Multicurrency Loan denominated in such currency, the rate per annum equal to the average (rounded upward to the nearest 1/16th of 1%) of the respective rates notified to the Administrative Agent by the Multicurrency Reference Lender as the rate at which the Multicurrency Reference Lender is offered deposits in such currency at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein; and () with respect to each day during each Interest Period pertaining to a Multicurrency Loan denominated in Pounds Sterling, the rate per annum equal to the average (rounded upward to the nearest 1/16th of 1%) of the respective rates notified to the Administrative Agent by the Multicurrency Reference Lender as the rate at which the Multicurrency Reference Lender is offered deposits in Pounds Sterling at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (or, in the case of Multicurrency Swingline Loans, on the same day) in the Paris interbank market for delivery on the first day of such Interest Period for the number of days comprised therein.

                "Eurocurrency Rate": with respect to each day during each Interest Period pertaining to a Multicurrency Loan, a rate per annum determined for such day in accordance with the following formula

(rounded upward to the nearest 1/100th of 1%):

                                 Eurocurrency Base Rate
                     1.00 - Eurocurrency Reserve Requirements

                "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan or a Multicurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D) maintained by a member bank of the Federal Reserve System.

                "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen (or any successor screen) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen or any successor screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., Charlotte, North Carolina time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

                "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula

(rounded upward to the nearest 1/100th of 1%):

             Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

                "Eurodollar Tranche": the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                "euro unit": the currency unit of the euro as defined in the EMU Legislation.

                "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                "Excess Cash Flow": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) an amount equal to the aggregate net non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount),
(iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, and (vi) an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

                "Excess Cash Flow Application Date":  as defined in Section
4.5(e).

                "Exchange Rate": with respect to any currency other than Dollars, the rate determined by reference to such publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such "Exchange Rate" shall instead be the Administrative Agent's spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 11:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

                "Excluded Foreign Subsidiary": any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

                "Facility": each of (a) the Term Commitments (including the commitment to make Multicurrency Term Loans) and the Term Loans made thereunder (the "Term Facility") and (b) the Revolving Commitments (including the commitment to make Multicurrency Revolving Loans) and the extensions of credit made thereunder (the "Revolving Facility").

                "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

                "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

                "Funded Debt": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

                "Funding Office": the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

                "GAAP": generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1(b). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

                "Governmental Authority": any nation or government, any state or other political subdivision thereof including, without limitation, the Commonwealth of Puerto Rico, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

                "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

                "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                "Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

                "Indebtedness":  of any Person at any date, without duplication,
(a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person and the obligations (including contingent obligations) of such Person under and in respect of synthetic lease transactions under which such Person or any Affiliate of such Person is the lessee, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. From and after the date the Tender Offer is consummated, the definition of Indebtedness shall include the obligation, if any, of the Target to Esselte AB, a Swedish corporation, or an affiliate thereof, in an aggregate amount on the date hereof the U.S. Dollar Equivalent of which shall not exceed $13,500,000.

                "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                "Insolvent":  pertaining to a condition of Insolvency.

                "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan or Multicurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan or Multicurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

                "Interest Period": as to (a) any Eurodollar Loan or Multicurrency Loan (other than a Swingline Loan), (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or Multicurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto (or, in the case of a Multicurrency Swingline Loan, such number of days as may be agreed between the Borrower and the Swingline Lender or, in the absence of any such agreement, one day); and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Multicurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto and (b) any Swingline Loan, such number of days commencing on the Borrowing Date thereof and ending on or up to one month thereafter as may be agreed upon between the Borrower and the Swingline Lender, or in the absence of any such agreement, one day; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                () if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                () the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans;

                () any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                () the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan or Multicurrency Loan during an Interest Period for such Loan.

                "International Accounting Standards": international accounting standards as promulgated by the International Accounting

Standards Committee.

                "Investments":  as defined in Section 8.8.

                "Issuing Lenders": First Union National Bank and, with respect to Letters of Credit denominated in an Available Foreign Currency, ABN AMRO Bank, N.V., each in its capacity as issuer of a Letter of Credit.

                "Judgment Currency":  as defined in Section 11.15(b).

                "L/C Commitment":  $25,000,000.

                "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Revolving Commitment

Period.

                "L/C  Obligations":  at any time,  an amount equal to the sum of
(a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

                "L/C Participants": with respect to any Letter of Credit, the collective reference to all the Revolving Lenders other than the

Issuing Lender that issued such Letter of Credit.

        "Lenders":  as defined in the preamble hereto.

                "Lending Installation": with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or otherwise selected by such Lender or the Administrative Agent pursuant to Section 4.14.

                "Letters of Credit":  as defined in Section 3.1(a).

                "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                "Loan": any loan made by any Lender pursuant to this Agreement.

                "Loan Documents": this Agreement, the Security Documents and the Notes.

                "Loan Parties": the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

                "London Banking Day": any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

                "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Aggregate Committed Outstandings, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

                "Material Adverse Effect": a material adverse effect on (a) the Acquisition, (b) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole,
(c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder or (d) the Borrower's ability to pay the Obligations.

                "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                "Mortgaged Properties":  the real properties listed on
Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

                "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

                "Multicurrency Default Rate": with respect to any due and unpaid principal amount or interest of any Multicurrency Loan or Reimbursement Obligation in an Available Foreign Currency, the rate per annum equal to the higher of (i) the sum of 2% plus the Applicable Margin for Multicurrency Loans for such day plus the Eurocurrency Rate applicable to such Loan on the day before such payment was due and (ii) the sum of 2% plus the Applicable Margin for Multicurrency Loans for such day plus a rate per annum equal to the average (rounded upward, if necessary, to the next higher of 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Business Days, then for such period of time not longer than three months as the Administrative Agent may select) deposits in the relevant currency in an amount approximately equal to such overdue payment due to the Multicurrency Reference Lender are offered to the Multicurrency Reference Lender in the London interbank market for the applicable period as provided above.

                "Multicurrency Loans": the collective reference to Multicurrency Term Loans, Multicurrency Revolving Loans and

Multicurrency Swingline Loans.

                "Multicurrency Reference Lender": First Union National Bank.

                "Multicurrency Revolving Loans":  as defined in Section
2.4(b).

                "Multicurrency Swingline Loan Rate": with respect to each day during each Interest Period, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) determined as follows:

(a) for any Multicurrency Swingline Loan with an Interest Period of one month, the Eurocurrency Rate; or

(b) for any Multicurrency Swingline Loan with an Interest Period of less than one month, (i) with respect to any such Loans denominated in Pounds Sterling, the published base rate of HSBC Bank at its London office in effect on the related Borrowing Date, and (ii) with respect to any such Loans denominated in any other Available Foreign Currency, the unpublished rate per annum at which the Swingline Lender is offered deposits in the relevant Available Foreign Currency at or about 11:00 A.M, London time, on the related Borrowing Date for the relevant Interest Period.

                "Multicurrency Swingline Loans":  as defined in Section
2.6(a).

                "Multicurrency Term Loan":  as defined in Section 2.1.

                "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                "National Currency Unit": the unit of currency (other than a euro unit) of a Participating Member State.

                "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

        "Non-Excluded Taxes":  as defined in Section 4.10(a).

                "Non-Guarantor Subsidiary": any Subsidiary that is not a Wholly Owned Subsidiary Guarantor.

        "Non-U.S. Lender":  as defined in Section 4.10(d).

                "Notes": the collective reference to any promissory note evidencing Loans.

                "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedge Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

                "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                "Participating Member State": any member state of EMU which has the euro as its lawful currency.

                "Participant":  as defined in Section 11.6(b).

                "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                "Permitted Acquisitions": any acquisition of all the Capital Stock or all or substantially all of the assets of any Person or any line of business or product line of any Person (any such Person, line of business or product line, an "Acquired Business") if: (i) the Borrower can demonstrate pro forma compliance with all provisions of this Agreement, before and after giving effect to such acquisition, (ii) such acquisition is not hostile in nature and
(iii) such acquisition is in a similar or complementary line of business to that of the Borrower.

 .
                "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                "Pricing Grid":

              Applicable Margin      Applicable Margin
Senior        for Eurodollar Loans   for ABR Loans          Commitment
Leverage      and Multicurrency      Dollar Swingline       Fee
Ratio         Loans                  Loans                  Rate

-----------   --------------------   -------------------    -------------
3.50x             2.500%              1.250%                 0.500%

< 3.50x to

  > 3.125x        2.250%              1.000%                 0.500%

<3.125x to

  > 2.75x         2.000%              0.750%                 0.500%

<2.75x to

> 2.375x          1.750%              0.500%                 0.375%

<2.375x to

> 2.00x           1.500%              0.250%                 0.375%

<2.00x            1.250%              0.000%                 0.250%



                Changes in the Applicable Margin or in the Commitment Fee Rate resulting from changes in the Senior Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to Section 7.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Senior Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.50x. In addition, at all times while an Event of Default shall have occurred and be continuing, the Senior Leverage Ratio shall for the purposes of this definition be deemed to be greater than 3.50x. Each determination of the Senior Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of Consolidated Total Senior Indebtedness, as at the end of) the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

                Notwithstanding the foregoing (unless an Event of Default shall have occurred and be continuing), until the Adjustment Date for the quarter ending March 31, 2000, the Applicable Margins and Commitment Fee Rate will be as set forth above opposite the Senior Leverage Ratio of <3.50x to 3.125x.

                "Prime Rate": as defined in the definition of ABR.

                "Pro Forma Balance Sheet":  as defined in Section 5.1(a).

                "Projections":  as defined in Section 7.2(c).

                "Properties":  as defined in Section 5.17(a).

                "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its

Subsidiaries in excess of $5,000,000.

                "Reference Lender": First Union National Bank.

                "Refunded Swingline Loans":  as defined in Section 2.7(c).

                "Refunding Date":  as defined in Section 2.7(d).

                "Register":  as defined in Section 11.6(d).

                "Regulation D": Regulation D of the Board as in effect from time to time.

                "Regulation U": Regulation U of the Board as in effect from time to time.

                "Regulation X": Regulation X of the Board as in effect from time to time.

                "Reimbursement Obligation": the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

                "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.5(d) as a result of the delivery of a Reinvestment Notice.

                "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

                "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event, (i) with respect to any such Asset Sale, to replace the assets in respect of which such Asset Sale occurred or to purchase other assets used in the existing business of the Borrower and its Subsidiaries or (ii) with respect to any Recovery Event, to repair, replace or relocate the affected assets within 180 days from the date of receipt of such Net Cash Proceeds, in each case, provided that if such affected assets constituted Collateral, such restored, replacement or other purchased assets shall also constitute Collateral.

                "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's business or repair, replace or relocate any affected assets.

                "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower's business or repair, replace or relocate any affected assets with all or any portion of the relevant Reinvestment Deferred Amount.

                "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of

Section 4241 of ERISA.

                "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32,
 .34 or .35 of PBGC Reg.  4043.

                "Required Lenders": at any time, the holders of more than 50% of
(a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate U.S. Dollar Equivalent of the unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Aggregate Committed Outstandings then outstanding.

                "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                "Responsible Officer": the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the

Borrower.

                "Restricted Payments":  as defined in Section 8.6.

                "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" opposite such Lender's name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $150,000,000.

                "Revolving Commitment Period": the period from and including the Closing Date to the Revolving Termination Date.

                "Revolving Facility": as defined in the definition of Facility.

                "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans.

                "Revolving Loans": the collective reference to Dollar Revolving Loans and Multicurrency Revolving Loans.

                "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the sum of (a) aggregate principal amount of such Lender's Dollar Revolving Loans then outstanding and
(b) the U.S. Dollar Equivalent of such Lender's Multicurrency Revolving Loans then outstanding, constitutes of the aggregate principal amount of the Dollar Revolving Loans and the U.S. Dollar Equivalent of the Multicurrency Revolving Loans then outstanding).

                "Revolving Termination Date": the earliest of () the Scheduled Revolving Termination Date, () the date on which the Revolving Commitments are terminated pursuant to the terms hereof, (c) the date on which the German antitrust authorities issue a final, non-appealable determination to decline the Borrower's application for antitrust approval and (d) if the German antitrust authorities have neither declined nor approved the Borrower's application for antitrust approval, December 31, 1999.

                "Scheduled Revolving Termination Date":  March 31, 2006.

                "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

                "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

                "Senior Leverage Ratio": as at any day, the ratio of (a) Consolidated Total Senior Indebtedness on such day to (b) Consolidated EBITDA for the most recently completed four fiscal quarters of the Borrower for which financial statements have been provided to the Lenders.

                "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

                "Solvent": when used with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                "Specified Change of Control": a "Change of Control" as defined in the Subordinated Note Indenture.

                "Subordinated Notes": the 51/2% Convertible Subordinated Debentures of the Borrower due 2005.

                "Subordinated Indebtedness": () Indebtedness of the Borrower in respect of the Subordinated Notes and () other Indebtedness of the Borrower which by its terms is subordinated to the Obligations in a manner and to an extent satisfactory to the Administrative Agent.

                "Subordinated Note Indenture": the Indenture, dated as of October 24, 1995, between the Borrower, as issuer, and The Chase Manhattan Bank, as trustee, as amended by the First Supplemental Indenture, dated February 27, 1998 (as the same may be further amended, restated or otherwise modified from time to time).

                "Subsequent Participant": any member state of EMU that becomes a Participating Member State after the date hereof.

                "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                "Subsidiary Guarantor": each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary.

                "Swingline Commitment": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000.

                "Swingline Lender": First Union National Bank, in its capacity as the lender of Swingline Loans.

                "Swingline Loans": the collective reference to Dollar Swingline Loans and Multicurrency Swingline Loans.

                "Swingline Participation Amount":  as defined in Section
2.7(d).

                "Syndication Agent": as defined in the preamble hereto. "Target Operating Day": any day that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year's Day or (c) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

                "Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $275,000,000.

                "Term Lender": each Lender that has a Term Commitment or is the holder of a Term Loan.

                "Term Loans": the collective reference to Dollar Term Loans and Multicurrency Term Loans.

                "Term Percentage": as to any Term Lender at any time, the percentage which such Lender's Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the sum of (a) the aggregate principal amount of such Lender's Dollar Term Loans then outstanding and (b ) the U.S. Dollar Equivalent of such Lender's
Multicurrency Term Loans then outstanding, constitutes of the aggregate principal amount of the Dollar Term Loans and the U.S. Dollar Equivalent of the Multicurrency Term Loans then outstanding).

                "Total Aggregate Committed Outstandings": at any time, the aggregate amount of the Aggregate Committed Outstandings of the

Revolving Lenders outstanding at such time.

                "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

                "Tranche": the collective reference to Eurodollar Loans or Multicurrency Loans of any Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                "Transferee":  any Assignee or Participant.

                "Treaty on European Union": the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

                "Type": as to any Term Loan or Revolving Loan, its nature as an ABR Loan, a Eurodollar Loan or a Multicurrency Loan.

                "United States":  the United States of America.
                "U.S. Dollar Equivalent":  with respect to an amount

denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent. In making any determination of the U.S. Dollar Equivalent for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any Borrowing Date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the interest rate for such Loans is determined pursuant to the provisions of this Agreement and the other Loan Documents.

                "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

                "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

                1.2 Other Definitional Provisions. () Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

              (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, () accounting terms relating to the Borrower and its Subsidiaries not defined in
Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, () the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", () the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), and () the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

              (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

              2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a "Dollar Term Loan") in Dollars and a term loan (a "Multicurrency Term Loan") in an Available Foreign
Currency to the Borrower on the Closing Date in an aggregate amount not to exceed the amount of the Term Commitment of such Lender. The Dollar Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections
2.2 and 4.6.

              2.2 Procedure for Term Loan Borrowing. () The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent () with respect to Dollar Term Loans, prior to 10:00 A.M., Charlotte, North Carolina time, one Business Day prior to the anticipated Borrowing Date or () with respect to Multicurrency Term Loans, prior to 10:00 A.M. Charlotte, North Carolina time, three Business Days prior to the anticipated Borrowing Date) requesting that the Term Lenders make the Term Loans on the anticipated Closing Date and specifying the respective amounts to be borrowed in Dollars and an Available Foreign Currency. The Term Loans made on the Closing Date in Dollars shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.

               (b) Not later than 12:00 Noon, Charlotte, North Carolina time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender in Dollars or an Available Foreign Currency. The Administrative Agent shall credit an account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

              2.3 Repayment of Term Loans. () Each Term Loan of each Term Loan Lender shall mature in 25 consecutive quarterly installments, commencing on March 31, 2000, each of which shall be in an amount equal to such Lender's Term Percentage multiplied by an amount determined by multiplying () the aggregate principal amount of Term Loans in the relevant currency as of the Closing Date and () the percentage set forth below:

Installment                        Principal Amount
March 31, 2000                        1.10%
June 30, 2000                         3.30%
September 30, 2000                    3.30%
December 31, 2000                     3.30%
March 31, 2001                        1.30%
June 30, 2001                         3.80%
September 30, 2001                    3.80%
December 31, 2001                     3.80%
March 31, 2002                        1.60%
June 30, 2002                         4.30%
September 30, 2002                    4.30%
December 31, 2002                     4.30%
March 31, 2003                        1.60%
June 30, 2003                         4.30%
September 30, 2003                    4.30%
December 31, 2003                     4.30%
March 31, 2004                        1.80%
June 30, 2004                         5.50%
September 30, 2004                    5.50%
December 31, 2004                     5.50%
March 31, 2005                        2.20%
June 30, 2005                         6.50%
September 30, 2005                    6.50%
December 31, 2005                     6.50%
March 31, 2006                        7.30%

             (b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Term Lender the principal amount of each Term Loan of such Term Lender in installments according to the amortization schedule set forth in paragraph (a) above (or on such earlier date on which the Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.1.

             (c) Each Term Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Term Lender resulting from each Term Loan of such Term Lender from time to time, including the amounts of principal and interest payable and paid to such Term Lender from time to time in respect of such Term Loans under this Agreement.

             (d) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Term Lender, in which shall be recorded () the amount of each Term Loan made hereunder and any Note evidencing such Term Loan, the Type thereof and each Interest Period (if any) applicable thereto, () the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Lender hereunder and () both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Term Lender's share thereof.

             (e) The entries made in the Register and the accounts of each Term Lender maintained pursuant to Section 2.3(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Term Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans by such Term Lender in accordance with the terms of this Agreement. Any discrepancy between the Register and the account of any Lender with respect to any amounts owed by the Borrower to such Lender or paid by the Borrower to such Lender shall be settled between the Administrative Agent and such Lender.

             (f) The Borrower agrees that, upon the request to the Administrative Agent by any Term Lender, the Borrower will execute and deliver to such Term Lender a promissory note of the Borrower evidencing any Term Loans of such Lender, substantially in the form of Exhibit H-1, with appropriate insertions as to date and principal amount.

           2.4 Revolving Commitments. () Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Dollar Revolving Loans") in Dollars to the Borrower from time to time during the Revolving Commitment Period so long as after giving effect thereto and to any concurrent repayment or prepayment of Loans () the Available Revolving Commitment of each Revolving Lender is greater than or equal to zero and () the Total Aggregate Committed Outstandings do not exceed the Total Revolving Commitments. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Dollar Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Dollar Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 4.6.

             (b) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Multicurrency Revolving Loans") in any Available Foreign Currency to the Borrower from time to time during the Revolving Commitment Period so long as after giving effect thereto and to any concurrent repayment or prepayment of Loans () the Available Revolving Commitment of each Revolving Lender is greater than or equal to zero, () the aggregate outstanding principal amount of Multicurrency Revolving Loans does not exceed an amount of which the U.S. Dollar Equivalent is $75,000,000 and () the Total Aggregate Committed Outstandings do not exceed the Total Revolving Commitments. During the Revolving Commitment Period, the Borrower may borrow Multicurrency Revolving Loans under the Revolving Commitments by borrowing, repaying the Multicurrency Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

             (c) The Borrower may borrow Revolving Loans on the Closing Date in an aggregate amount of up to $50,000,000.

             (d) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

            2.5 Procedure for Revolving Loan Borrowings. () The Borrower may borrow Dollar Revolving Loans under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, Charlotte, North Carolina time, (x) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (y) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying () the amount and Type of Dollar Revolving Loans to be borrowed, () the requested Borrowing Date and () in the case of Eurodollar Loans, the respective amounts of such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Dollar Revolving Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date. Each borrowing of Dollar Revolving Loans under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then Aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may make, at the request of the Borrower, Dollar Swingline Loans in other amounts pursuant to Section 2.6. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each Dollar Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, Charlotte, North Carolina time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

             (b) The Borrower may request the Revolving Lenders to make Multicurrency Revolving Loans during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., Charlotte, North Carolina time, three Business Days prior to the requested Borrowing Date), specifying in each case () the amount and currency to be borrowed, () the requested Borrowing Date and () the length of the initial Interest Period therefor. Each borrowing of Multicurrency Revolving Loans under the Revolving Commitments shall be in an amount in Dollars equal to, or an amount in an Available Foreign Currency of which the U.S. Dollar Equivalent is equal to, at least $2,500,000 (or, if the then Aggregate Available Revolving Commitments are less than $2,500,000, such lesser amount; provided, that the Swingline Lender may make, at the request of the Borrower, Multicurrency Swingline Loans in other amounts pursuant to Section 2.6). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Not later than 12:00 Noon, London time, on the requested Borrowing Date, each Revolving Lender shall make an amount equal to its Revolving Percentage of the principal amount of Multicurrency Revolving Loans requested to be made on such Borrowing Date available to the Administrative Agent at the Administrative Agent's funding office for the applicable currency specified by the Administrative Agent from time to time by notice to the Revolving Lenders and in immediately available funds. The amounts made available by each Revolving Lender will then be made available to the Borrower at the funding office for the relevant Available Foreign Currency specified from time to time by the Administrative Agent by notice to the Revolving Lenders and in like funds as received by the Administrative Agent.

            2.6 Swingline Commitment. () Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans in Dollars ("Dollar Swingline Loans") or any Available Foreign Currency ("Multicurrency Swingline Loans") to the Borrower; provided that () the aggregate principal amount of Swingline Loans outstanding to the Borrower at any time shall not exceed the Swingline Commitment, () the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan in any Available Foreign Currency if () after giving effect to the making of such Swingline Loan, the aggregate amount of the Total Aggregate Committed Outstandings denominated in Available Foreign Currencies would exceed an amount of which the U.S. Dollar Equivalent is $30,000,000 or () the aggregate amount of the Available Revolving Commitments would be less than zero and () the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan in Dollars if after giving effect thereto the aggregate principal amount of Swingline Loans denominated in Dollars would exceed $10,000,000. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Dollar Swingline Loans shall be ABR Loans and Multicurrency Swingline Loans shall bear interest at the applicable Multicurrency Swingline Loan Rate.

              (b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

               2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. () The Borrower may borrow Dollar Swingline Loans by giving the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., Charlotte, North Carolina time, on the proposed Borrowing Date) confirmed promptly in writing (with a copy to the Administrative Agent), specifying () the amount to be borrowed, () the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and () the length of the Interest Period therefor. Each borrowing by the Borrower of Dollar Swingline Loans under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof, but not exceeding $10,000,000. Not later than 3:00 P.M., Charlotte, North Carolina time, on the requested Borrowing Date, the Swingline Lender shall make available to the Borrower, in immediately available funds, the proceeds of such requested Swingline Loan.

             (b) The Borrower may borrow Multicurrency Swingline Loans by giving the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by such Swingline Lender not later than () 2:00 P.M., London time (or such other time as the Administrative Agent and the Swingline Lender may consent), on the anticipated Borrowing Date, with respect to Swingline Loans denominated in Pounds Sterling, or () 11:00 A.M. London time, three days prior to the anticipated Borrowing Date, with respect to Swingline Loans denominated in any other Available Foreign Currency) confirmed promptly in writing (with a copy to the Administrative Agent), specifying () the amount and Available Foreign Currency to be borrowed, () the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), () the length of the Interest Period therefor and () any other information requested by the Swingline Lender in accordance with its particular borrowing procedures. Each borrowing by the Borrower of Multicurrency Swingline Loans under the Swingline Commitment shall be in an amount the U. S. Dollar Equivalent of which is at least approximately $500,000. Not later than 3:00 P.M., London time, on the requested Borrowing Date, the Swingline Lender shall make available to the Borrower, in immediately available funds, the proceeds of such requested Swingline Loan.

             (c) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on (x) one Business Day's notice, in the case of Dollar Swingline Loans, no later than 12:00 Noon, Charlotte, North Carolina time, or (y) three Business Days' notice, in the case of Multicurrency Swingline Loans, no later than 10:00 A.M., Charlotte, North Carolina time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the outstanding Swingline Loans (the "Refunded Swingline Loans") with respect to which such notice has been given, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 1:00 P.M., Charlotte, North Carolina time, in the case of Dollar Revolving Loans, and 1:00 P.M., London time, in the case of Multicurrency Revolving Loans, in each case, one Business Day (or three Business Days, as the case may be) after the date of such notice. Dollar Revolving Loans made pursuant to this Section 2.7(c) shall be ABR Loans and Multicurrency Revolving Loans made pursuant to this Section 2.7(c) shall have an Interest Period of one month (unless an Interest Period of two, three or six months is requested by the Borrower). The proceeds of such Revolving Loans shall be immediately applied by the Swingline Lender to repay the Refunded Swingline Loans. The Borrower irrevocably authorizes the Administrative Agent to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

             (d) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(c), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(c), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(c) (the "Refunding Date"), purchase for cash an undivided participating interest in an amount equal to () its Revolving Percentage times () the aggregate principal amount of Swingline Loans then outstanding which were to have been repaid with such Revolving Loans (the "Swingline Participation Amount").

             (e) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to the Administrative Agent for distribution to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Administrative Agent for distribution to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

             (f) Each Revolving Lender's obligation to make the Loans referred to in Section 2.7(c) and to purchase participating interests pursuant to Section 2.7(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, () any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; () the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in
Section 6; () any adverse change in the condition (financial or otherwise) of the Borrower; () any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or () any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

             (g) Notwithstanding anything to the contrary contained herein, no Revolving Lender shall be required to make a Revolving Loan pursuant to Section 2.7(c) or acquire a participation pursuant to Section 2.7(d) in a Swingline Loan if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Revolving Lender shall have notified the Swingline Lender and the Administrative Agent in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Revolving Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

             2.8 Commitment Fees, etc. () The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

             (b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee equal to 0.25% per annum of the Commitment of such Lender for the period from and including November 1, 1999 to the earlier of (i) the Closing Date and (ii) the Revolving Termination Date, payable on such date.

             (c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

            2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent (which shall promptly notify each of the Revolving Lenders), to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Aggregate Committed Outstandings would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

            2.10 Repayment of Revolving Loans; Evidence of Debt. () The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender the then unpaid principal amount of its Revolving Loans on the Revolving Termination Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Loans from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in
Section 4.1.

             (b) Each Revolving Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower resulting from each Revolving Loan made by it from time to time, including the amounts of principal and interest payable thereon and paid from time to time under this Agreement.

             (c) The Administrative Agent shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Revolving Lender, in which shall be recorded () the date and amount of each Revolving Loan made hereunder, () the date and amount of any principal or interest due and payable or to become due and payable from the Borrower hereunder in respect of the Revolving Loans and () both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Revolving Loans and each Revolving Lender's share thereof.

             (d) The entries made in the Register and the accounts of each Revolving Lender maintained pursuant to this Section 2.10 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Revolving Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Loans made to the Borrower by each Revolving Lender in accordance with the terms of this Agreement. Any discrepancy between the Register and the account of any Lender with respect to any amounts owed by the Borrower to such Lender or paid by the Borrower to such Lender shall be settled between the Administrative Agent and such Lender.

             (e) The Borrower agrees that, upon the request to the Administrative Agent by any Revolving Lender, the Borrower will execute and deliver to such Revolving Lender a promissory note of the Borrower evidencing any Revolving Loans of such Lender, substantially in the form of Exhibit H-2, with appropriate insertions as to date and principal amount.

            2.11 Redenomination and Alternative Currencies Each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency Unit of a Subsequent Participant shall be redenominated into the euro unit in accordance with EMU legislation immediately upon such Subsequent Participant becoming a Participating Member State (but otherwise in accordance with EMU Legislation).

SECTION 3.  LETTERS OF CREDIT

             3.1 L/C Commitment. () Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, () the L/C Obligations would exceed the L/C Commitment or () the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall () be denominated in Dollars or an Available Foreign Currency, () have a face amount in Dollars or of the U.S. Dollar Equivalent of at least $50,000 (unless otherwise agreed by such Issuing Lender) and () expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

             (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

             3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

             3.3 Fees and Other Charges. () The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans or Eurocurrency Loans, as the case may be, under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date of any such Letter of Credit.

             (b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

            3.4 L/C Participations. () Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in each Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount in the currency of such Letter of Credit equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

            (b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of () such amount, times () the daily average Federal Funds Effective Rate (or, if such payment is in an Available Foreign Currency, the then current rate in such Available Foreign Currency as is used to settle short-term obligations between banks, as determined by the Issuing Lender) during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times () a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility (or, if such payment is in an Available Foreign Currency, the then current rate in such Available Foreign Currency as is used to settle short-term obligations between banks, as determined by the Issuing Lender) plus 2%. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

             (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

            3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of () such draft so paid and () any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to such Issuing Lender at its relevant Lending Installation in the currency in which the relevant Letter of Credit was issued in lawful money and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in () until the second Business Day following the date of the applicable drawing, Section 4.1(b) (or, in the case of any such amount outstanding in an Available Foreign Currency, Section 4.1(d) minus 2%) and () thereafter, Section 4.1(d).

              3.6 Obligations  Absolute.  The Borrower's  obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against an Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

            3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

             3.8  Applications.   To  the  extent  that  any  provision  of  any
Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO THE LOANS

             4.1 Interest Rates and Payment Dates. () Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

             (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

             (c) Each Multicurrency Loan shall bear interest (payable in the Available Foreign Currency in which such Multicurrency Loan is denominated) for each day during each Interest Period with respect thereto at a rate per annum equal to the applicable Eurocurrency Rate or the Multicurrency Swingline Loan Rate, as the case may be, determined for such Interest Period plus the Applicable Margin in effect for such day.

             (d) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans in Dollars, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, (y) in the case of Reimbursement Obligations in Dollars, the rate applicable to ABR Loans plus 2% or (z) in the case of any Loans or Reimbursement Obligations in an Available Foreign Currency, the Multicurrency Default Rate, and () if all or a portion of any interest payable on (x) any Loan or Reimbursement Obligation or any commitment fee or other amount payable in Dollars hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% or (y) any Loan or Reimbursement Obligation payable in an Available Foreign Currency shall not be paid when due, such overdue amount shall bear interest at the Multicurrency Default Rate (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

             (e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

             4.2 Computation of Interest and Fees. () Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and Loans denominated in Pounds Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate or Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

             (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Sections 4.1(a) and (c).

             (c) (i) If the Multicurrency Reference Lender shall for any reason no longer have a Revolving Commitment or any Multicurrency Loans, the Multicurrency Reference Lender shall thereupon cease to be the Multicurrency Reference Lender and the Administrative Agent (after consultation with the Borrower and the Revolving Lenders) shall, by notice to the Borrower and the Lenders, designate another Revolving Lender as the Multicurrency Reference Lender.

              (ii) The Multicurrency Reference Lender shall use its best efforts to furnish quotations of rates to the Administrative Agent as contemplated hereby. If the Multicurrency Reference Lender shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall, subject to the provisions of Section 4.3, be determined by the Administrative Agent in consultation with the Borrower.

             4.3 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the Eurocurrency Rate with respect to the currency in which a Loan or a requested Loan is denominated (the "Affected Currency"), as the case may be, for such Interest Period, or

     (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate or the Eurocurrency Rate, as the case may be, determined or to be determined with respect to any Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any Eurodollar Loans or Multicurrency Loans, as the case may be, under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans in Dollars, (x) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted into or continued as ABR Loans, (y) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and
(z) () any Multicurrency Revolving Loans to which such Interest Period relates shall be repaid on the last day of the then current Interest Period and () any Multicurrency Term Loans shall bear interest at a rate determined by the Administrative Agent as the rate at which the Lenders can reasonably fund the Multicurrency Term Loans for such Interest Period plus the Applicable Margin. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans or Multicurrency Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans, as the case may be, provided that Loans may continue to be made, converted or continued, as the case may be, in Dollars or Available Foreign Currencies other than the Affected Currency.

             4.4 Optional Prepayments. () The Borrower may at any time and from time to time prepay the Dollar Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans (or, in the case of Dollar Swingline Loans, on the date of such prepayment), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Dollar Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Dollar Term Loans and Dollar Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof and partial prepayments of Dollar Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

             (b) The Borrower may at any time and from time to time prepay, without premium or penalty, the Multicurrency Loans, in whole or in part, upon at least three Business Days' irrevocable notice to the Administrative Agent (or, in the case of Multicurrency Swingline Loans, on the date of such prepayment) specifying the date and amount of prepayment; provided, that if a Multicurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon the receipt of any such notice, the Administrative Agent shall promptly notify each Revolving Lender or Term Lender, as the case may be, thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments of Multicurrency Term Loans and Multicurrency Revolving Loans shall be in an aggregate principal amount of which the U.S. Dollar Equivalent is at least $1,000,000 and partial prepayments of Multicurrency Swingline Loans shall be in an aggregate principal amount of which the U.S. Dollar Equivalent is $100,000 or a whole multiple thereof.

            4.5 Mandatory Prepayments and Commitment Reductions. () If, at any time during the Revolving Commitment Period, for any reason the Aggregate Committed Outstandings of all Revolving Lenders exceed the Total Revolving Commitments then in effect, the Borrower shall, without notice or demand, immediately prepay the Revolving Loans such that the aggregate principal amount of the Revolving Loans so prepaid equals or exceeds the amount of such excess. The Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Revolving Loans by the Borrower and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an extension of credit that would result in the Aggregate Committed Outstandings being in excess of the Total Revolving Commitments then in effect, and of promptly identifying and remedying any circumstance where, by reason of changes in exchange rates, the Aggregate Committed Outstandings (made in Dollars or in any Available Foreign Currency) with respect to all of the Lenders (including the Swingline Lender) exceeds the Total Revolving Commitments then in effect. The Administrative Agent will calculate the Aggregate Committed Outstandings (including any portion made in an Available Foreign Currency) with respect to all of the Lenders (including the Swingline Lender) from time to time and, in any event, not less frequently than at the end of each Interest Period. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swingline Lender in respect of outstanding Swingline Loans and from each of the Issuing Lenders in respect of the outstanding L/C Obligations.

              (b) If any Indebtedness shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 8.2 as in effect on the date hereof) and the Borrower's Consolidated Leverage Ratio after giving effect to such incurrence is greater than 3.00 to 1.00, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in
Section 4.5(h).

             (c) If any Capital Stock of the Borrower shall be sold or issued by the Borrower (other than in connection with (x) any Permitted Acquisition, (y) options exercisable for the purchase of Capital Stock issued to officers, employees, directors or consultants of the Borrower and (z) conversion of the Subordinated Notes into common stock of the Borrower in accordance with their terms) and the Borrower's Consolidated Leverage Ratio after giving effect to such issuance and the use of proceeds therefrom is greater than 3.00 to 1.00, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such sale or issuance toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.5(h).

             (d) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event and the Borrower's Consolidated Leverage Ratio after giving effect thereto and to the use of proceeds therefrom is greater than 3.00 to 1.00 then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.5(h); provided, that, notwithstanding the foregoing, () the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $15,000,000 in any fiscal year of the Borrower and () on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.5(h).

             (e) If, for any fiscal year of the Borrower, there shall be Excess Cash Flow and the Borrower's Consolidated Leverage Ratio is greater than 3.00 to 1.00, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.5(h). Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of () the date on which the financial statements of the Borrower referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and () the date such financial statements are actually delivered.

             (f) Notwithstanding anything to the contrary contained herein, in the event that at least $108,000,000 of the Subordinated Notes have not been converted into shares of the Borrower's common stock pursuant to their terms by June 30, 2005, then, on such date, the Loans (including accrued interest thereon) of each Lender and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically become immediately due and payable and the Revolving Commitments shall immediately terminate. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to reimburse the relevant Issuing Lender for the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

             (g) Notwithstanding the foregoing, mandatory prepayments of Multicurrency Loans that would otherwise be required pursuant to this Section
4.5 solely as a result of fluctuations in Exchange Rates from time to time shall only be required to be made pursuant to this Section 4.5 on the last Business Day of each month on the basis of the Exchange Rate in effect on such Business Day.

             (h) Subject to Section 4.5(a), amounts to be applied in connection with prepayments and Revolving Commitment reductions made pursuant to this
Section 4.5 shall be applied, first, to the prepayment of the Term Loans and, second, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Dollar Revolving Loans and/or Dollar Swingline Loans, or, if the Borrower elects, the Multicurrency Revolving Loans to the extent, if any, that the Total Aggregate Committed Outstandings exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. Any such prepayment of the Term Loans shall be made to the Dollar Term Loans, or, if the Borrower elects, the Multicurrency Term Loans. The application of any prepayment of Dollar Term Loans or Dollar Revolving Loans pursuant to Section 4.5 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under
Section 4.5 (except in the case of Dollar Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

             (i) Notwithstanding anything to the contrary herein, if the information with respect to the Target and its Subsidiaries contained in the financial statements delivered to the Administrative Agent pursuant to Section 7.1(c) is materially adversely different from the information contained in the financial statements delivered pursuant to Section 6.1(c) as specified in a notice from the Administrative Agent to the Borrower to such effect, then the Term Loans automatically become immediately due and payable and the Term Commitments shall immediately terminate.

             4.6 Conversion and Continuation Options. () The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

             (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving no less than three Business Days' prior irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

             (c) Any Multicurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, provided, that if the Borrower shall fail to give such notice or if any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such continuation would not be appropriate, such Multicurrency Loans shall automatically be continued for an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

            4.7  Limitations  on  Tranches.   Notwithstanding  anything  to  the
contrary in this Agreement, all borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, () () after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and () no more than ten Eurodollar Tranches shall be outstanding at any one time and () the aggregate principal amount of the Multicurrency Loans comprising each Tranche shall be in an amount of which the U.S. Dollar Equivalent is at least $2,500,000.

            4.8 Pro Rata Treatment and Payments. () Each borrowing by the Borrower from the Lenders hereunder (other than in the case of Swingline Loans), each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

             (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

             (c) Each payment  (including  each  prepayment)  by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

             (d) All payments (including prepayments) to be made by the Borrower hereunder in respect of amounts denominated in Dollars, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Charlotte, North Carolina time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

             (e) All payments (including prepayments) to be made by the Borrower on account of Multicurrency Loans hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, London time (or, in the case of payments in euro units, 12:00 Noon, Frankfurt time), on the due date thereof to the Administrative Agent, for the account of the Lenders, at the payment office for the currency of such Multicurrency Loans specified from time to time by the Administrative Agent by notice to the Borrower, in the currency of such Multicurrency Loans and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled to receive the same promptly upon receipt in like funds as received.

             (f) If any payment hereunder (other than payments on the Eurodollar Loans or Multicurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan or a Multicurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

             (g) A payment shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before that date, taken all relevant steps to make that payment. With respect to the payment of any amount denominated in euro, the Administrative Agent shall not be liable to the Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds in the euro unit to the account with the bank in the principal financial center in the Participating Member State which the Borrower or, as the case may be, any Lender shall have specified for such purpose. In this paragraph (g), "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of euro.

             (h) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to () the daily average Federal Funds Effective Rate (in the case of a borrowing of Dollar Revolving Loans or Dollar Term Loans) and () the then current rate in the relevant currency as is used to settle short-term obligations between banks, as determined by the Administrative Agent (in the case of a borrowing of Multicurrency Loans), in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount (together with interest thereon from the date such amount was made available to the Borrower () at the rate per annum applicable to ABR Loans hereunder (in the case of a borrowing of Dollar Revolving Loans or Dollar Term Loans) or () the Administrative Agent's reasonable estimate of its average daily cost of funds plus the Applicable Margin applicable to Multicurrency Loans (in the case of a borrowing of Multicurrency Loans)), on demand, from the Borrower.

             (i) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon () at the rate per annum equal to the daily average Federal Funds Effective Rate (in the case of amounts payable in Dollars) and () the then current rate in the relevant currency as is used to settle short-term obligations between banks, as determined by the Administrative Agent (in the case of amounts payable in an Available Foreign Currency). Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

             (j) Any amount payable by the Administrative Agent to the Lenders under this Agreement in the currency of a Participating Member State shall be paid in the euro unit.

             (k) If, in relation to the currency of any Subsequent Participant, the basis of accrual of interest or fees expressed in this Agreement with respect to such currency shall be inconsistent with any convention or practice in the London Interbank Market or, as the case may be, the Paris Interbank Market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such Subsequent Participant becomes a Participating Member State; provided, that if any Loan in the currency of such Subsequent Participant is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

             (l) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and (i) without prejudice to the respective liabilities for Indebtedness of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement and (ii) without increasing the Revolving Commitment of any Lender:

     (i) the Multicurrency Loans and each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency denomination of a Subsequent Participant to be paid to or by the Administrative Agent shall, immediately upon such Subsequent Participant becoming a Participating Member State, be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as the Administrative Agent may from time to time specify; and

      (ii) except as expressly provided in this Section 4.8, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the adoption of the euro in any Participating Member State and any relevant market conventions or practices relating to the euro.

             4.9 Requirements of Law. () If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

             (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan or Multicurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and Other Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);

             (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Eurocurrency Rate hereunder, including, without limitation, the imposition of any reserves with respect to Eurocurrency Liabilities under Regulation D of the Board; or

                (i)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or Multicurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

             (ii) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

             (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

             4.10 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply(if required) with the requirements of paragraph (d) of this Section,(ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or(iii) that are United States withholding taxes imposed other than as a result of a change in any Requirement of Law or the application or interpretation thereof, except in the case of (ii) or (iii) to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph .

             (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

             (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

             (d) Each Lender (or Transferee) that is not a U.S. Person as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8EC1, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S.

Lender is not legally able to deliver.

             (e) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

             4.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or Multicurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans or Multicurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans or Multicurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (d) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over () the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            4.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

             4.13 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that(a) requests reimbursement for amounts owing pursuant to
Section 4.9 or 4.10(a) or(b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that() such replacement does not conflict with any Requirement of Law,()no Event of Default shall have occurred and be continuing at the time of such replacement, () prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section
4.9 or 4.10(a), () the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, () the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan or Multicurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, () the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, () the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), () until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9, 4.10(a) or 11.5, as the case may be, and () any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

            4.14 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change Lending Installations from time to time; provided that such Lender shall be solely responsible with respect to any Loans so booked, and the Borrower and the Administrative Agent shall be entitled to deal solely with such Lender with respect to such Loans. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Section 11.2, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

             4.15 Reporting Requirements of Swingline Lenders and Issuing Lenders. () Within two Business Days following the last day of each calendar month, the Swingline Lender shall deliver to the Administrative Agent a statement showing the average daily principal amount of the Swingline Loans outstanding in each currency during the calendar month most recently ended.

             (b) Within two Business Days following the last day of each calendar month, each Issuing Lender shall deliver to the Administrative Agent a report detailing all activity during the preceding month with respect to any Letters of Credit issued by any such Issuing Lender, including the face amount, the account party, the beneficiary and the expiration date of such Letters of Credit and any other information with respect thereto as may be requested by the Administrative Agent.

             4.16 Conversion of Loans. Upon the occurrence of any of the following events:

     (a)  an Event of Default specified in clause (i) or (ii) of Section

9(f); or

     (b) at the request of the Administrative Agent in its discretion or upon the direction of the Required Lenders, in each case, upon the occurrence of an Event of Default specified in Section 9(a) with respect to any Loan or Reimbursement Obligation or interest or other amount payable thereon in an Available Foreign Currency; then,

     (i) if such event is an event specified in clause (a) above, () all outstanding Multicurrency Loans and Reimbursement Obligations denominated in an Available Foreign Currency shall promptly be converted into Dollars at the actual exchange rate at which each Lender is able to obtain the applicable amount of the relevant Available Foreign Currency for Dollars and () all outstanding Letters of Credit denominated in any Available Foreign Currency with respect to which presentment for honor shall not have occurred at the time of the occurrence of such event shall automatically be converted by the relevant Issuing Lender thereof into Dollars in the manner provided in clause (A) of this paragraph (i) immediately after the time, if any, at which a draft shall have been presented under any such Letter of Credit and shall have been paid by the relevant Issuing Lender; and

     (ii) if such event is an event specified in clause (b) above, with respect to the affected Available Foreign Currency () all outstanding Multicurrency Loans and Reimbursement Obligations denominated in such Available Foreign Currency shall promptly be converted into Dollars at the actual exchange rate at which each Lender is able to obtain the applicable amount of such Available Foreign Currency for Dollars and () all outstanding Letters of Credit denominated in such Available Foreign Currency with respect to which presentment for honor shall not have occurred at the time of the occurrence of such event shall be automatically converted into Dollars in the manner provided in clause
(A) of this paragraph (ii) immediately after the time, if any, at which a draft shall have been presented under any such Letter of Credit and shall have been paid by the relevant Issuing Lender.

                Promptly following any such conversion, each Lender shall notify the Administrative Agent of the exchange rate utilized by it in making its conversion (which rate shall be deemed to be correct, in the absence of manifest error) and the amount in Dollars of its relevant converted Loans (after giving effect to such conversion). The Administrative Agent promptly shall notify each Lender and the Borrower of the aggregate outstanding principal amount (in Dollars) of such converted Loan and shall provide the Borrower with the conversion data provided to the Administrative Agent by each Lender. From and after such conversion, () all such specified Loans shall be deemed to be outstanding in Dollars as ABR Loans (with such conversion constituting, for purposes of Section 4.11, a prepayment of such Loans before the last day of the Interest Period with respect thereto) and () all amounts from time to time accruing, and all amounts from time to time payable, on account of such converted Loans (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such conversion) shall be payable in Dollars as if such Loan originally had been made in Dollars. Any such request specified in clause (b) of this Section 4.16 shall be made by delivering to the relevant Lenders and the Borrower a notice to such effect (an "Acquisition Loan Conversion Notice"), which Acquisition Loan Conversion Notice shall, in the case of the event specified in clause (a) of this Section 4.16, be deemed to have been delivered automatically, without actual delivery thereof or any other action by any Person, immediately prior to the occurrence of such event.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

                To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

            5.1 Financial Condition. () The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 26, 1999 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to () the consummation of the Acquisition, () the Loans to be made on the Closing Date and the use of proceeds thereof and () the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at September 26, 1999, assuming that the events specified in the preceding sentence had actually occurred at such date.

             (b) The audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 29, 1996, December 28, 1997 and December 27, 1998, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at each such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at June 27, 1999, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of operations and consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 27, 1998 to and including the date hereof there has been no Disposition by the Borrower and its Subsidiaries of any material part of their business or property.

             (c) The audited statutory consolidated balance sheet of the Target as at December 31, 1998, and the related audited consolidated statements of income and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Arthur Andersen, present fairly the consolidated financial condition of the Target as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles in Germany applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

             (d) The audited legal consolidated balance sheet of the Target and its Subsidiaries as at December 31, 1998, and the related audited consolidated statements of income and cash flows for the fiscal year ended on such date, reported on by and accompanied by a qualified report from Arthur Andersen (such qualification concerning the fact that comparative figures for 1997 were not presented), present fairly the consolidated financial condition of the Target and its Subsidiaries as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with International Accounting Standards applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

             (e) The unaudited pro forma consolidated balance sheets of the Target as at December 31, 1996, December 31, 1997 and December 31, 1998, and the related unaudited consolidated statements of income and of cash flows for the fiscal years ended on such dates, reviewed by Arthur Andersen AB, present fairly the consolidated financial condition of the Target as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Target as at June 30, 1999, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of the Target as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with generally accepted auditing standards in Sweden applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Target does not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 1998 to and including the date hereof there has been no Disposition by the Target of any material part of its business or property.

            5.2 No Change. Since June 27, 1999 there has been no development or event involving or relating to, or affecting, the Borrower and its Subsidiaries, taken as a whole, that has had or could reasonably be expected to have a Material Adverse Effect.

            5.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries () is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, () has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, () is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and () is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

              5.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow and obtain other extensions of credit hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings and other extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the borrowings and other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except () consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have (except as set forth on Schedule 5.4) been obtained or made and are in full force and effect and () the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            5.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

             5.6 Litigation. Except as set forth on Schedule 5.6, no material litigation, bankruptcy, insolvency, injunction, order, claim, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues () with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or () that could reasonably be expected to have a Material Adverse Effect.

             5.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of

Default has occurred and is continuing.

             5.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.

             5.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted and the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person such that any claim for any infringement, if adversely determined, could reasonably be expected to have a Material Adverse Effect. No material claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim.

              5.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

             5.11 Federal Regulations. The extensions of credit hereunder will not be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

             5.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: () there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; () hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and () all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

             5.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. Except as described on Schedule 5.13, no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

             5.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

             5.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, () Schedule
5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and () there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors, directors' qualifying shares and conversion rights with respect to the Subordinated Notes) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

             5.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Acquisition and to pay related fees and expenses. The proceeds of the Revolving Loans and Swingline Loans and the Letters of Credit, shall be used for general corporate purposes, including Permitted Acquisitions.

             5.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

     (a) the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

     (b) neither the Borrower nor any of its Subsidiaries has received actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business"), nor does the Borrower have knowledge that any such notice will be received or is being threatened;

     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

     (e) during the period of the Borrower's use or occupancy, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

     (g) neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

             5.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by, or reviewed by the Borrower and furnished on behalf of, any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan
Documents,  contained as of the date such  statement,  information,  document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the statements regarding the Borrower and the Target contained in the Acquisition Documentation are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

             5.19 Security Documents. () The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

             (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. As of the Closing Date, Schedule 1.1B lists each of the real properties in the United States owned in fee simple by the Borrower or any of its Subsidiaries having a value, in the reasonable opinion of the Borrower, in excess of $1,000,000.

             5.20 Solvency. The Borrower is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

             5.21 Year 2000 Matters. () Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Borrower and its Subsidiaries, taken as a whole, or used or relied upon in the conduct of their business (including any such systems and other equipment supplied by others or with which the computer systems of the Borrower or any of its Subsidiaries interface), and the testing of all such systems and other equipment as so reprogrammed, is substantially complete. The costs to the Borrower and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect. Except for any reprogramming referred to above, the computer systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted.

             (b) To the best of the Borrower's knowledge, any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year
2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Target or used or relied upon in the conduct of its business (including any such systems and other equipment supplied by others or with which the computer systems of the Target interface), and the testing of all such systems and other equipment as so reprogrammed, is substantially complete. The costs to the Target that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000, after the consummation of the Tender Offer, could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect. Except for any reprogramming referred to above, the computer systems of the Target are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted.

            5.22 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, including any amendments, supplements or modifications with respect thereto.

             5.23 Regulation H. Subject to Section 6.1(q)(iv), no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 6.  CONDITIONS PRECEDENT

             6.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date (but in any event no later than December 31, 1999), of the following conditions precedent:

        (a)  Credit   Agreement;   Guarantee  and  Collateral   Agreement.   The
Administrative Agent shall have received () this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on
Schedule 1.1A, () the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor and () an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

        In the event that this Agreement has not been duly executed and delivered by each Person listed on Schedule 1.1A on the date scheduled to be the Closing Date, the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the "Designated Lenders") to assume, in the aggregate, all of the Commitments that would have been held by the Persons listed on Schedule 1.1A (the "Non-Executing Persons") which have not so executed and delivered this Agreement (subject to each such Designated Lender's consent and its execution and delivery of this Agreement). Schedule 1.1A shall automatically be deemed to be amended to reflect the respective Commitments of the Designated Lenders and the omission of the Non-Executing Persons as Lenders hereunder.

       (b) Existing Indebtedness. The Administrative Agent shall have received satisfactory evidence that () the Borrower's existing credit facilities listed on Schedule 6.1(b) shall have been terminated and all amounts thereunder shall have been paid in full (excluding the Subordinated Notes and the Indebtedness described on Schedule 8.2(d)), and () satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

        (c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received () the Pro Forma Balance Sheet, () audited consolidated financial statements described in Section 5.1 and () unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

       (d) Business Plan. The Lenders shall have received a satisfactory business plan for the Borrower and its Subsidiaries (including the Target) for the 1999 fiscal year and a written analysis of the business and prospects of the Borrower and its Subsidiaries (including the Target) for the six-year period from the Closing Date through the final maturity of the Term Loans.

       (e) Approvals. All governmental and third party approvals (including, without limitation, landlords' and other consents and all such approvals with respect to antitrust matters, other than as described in on Schedule 6.1(e)) necessary in connection with the Acquisition, the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods (other than as described on Schedule 6.1(e)) shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

       (f) Lien Searches. The Lenders shall have received the results of a recent lien search in each of the jurisdictions (including Puerto Rico) where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

       (g) Environmental Audit. The Lenders shall have received an environmental audit with respect to the real properties of the Borrower and its Subsidiaries specified by the Administrative Agent from a firm satisfactory to the Administrative Agent.

       (h) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

       (i) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

       (j) Good Standing Certificates. The Administrative Agent shall have received a good standing certificate for the Borrower and each of its Domestic Subsidiaries from the Secretary of State (or similar, applicable Governmental Authority) of their respective states of incorporation and each state where the Borrower or any of its Domestic Subsidiaries is qualified to do business as a foreign corporation as of a recent date, together with a bring-down certificate by facsimile dated the Closing Date.

        (k) Legal Opinions. The Lenders shall have received the following executed legal opinions:

        (i) the legal opinion of Stradley Ronon, Philadelphia, Pennsylvania, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

        (ii) the legal opinion of Neil D. Austin, general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;

        (iii) the legal opinion of Simpson, Thacher & Bartlett, counsel to the Lenders, with respect to matters of New York law;

        (iv) to the extent consented to by the relevant counsel, each executed legal opinion, if any, delivered in connection with the Acquisition, accompanied by a reliance letter in favor of the Lenders; and

        (v) the legal opinion of local counsel in Puerto Rico and Germany and of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

       (l) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received () the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement (the "Pledged Stock"), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof or, in the case of any uncertificated securities, evidence satisfactory to the Administrative Agent that a notation evidencing the Lenders' security interest in the Pledged Stock has been entered into the books and stock registry of the issuer of such Pledged Stock and () each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

       (m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

        (n) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(a) of the Guarantee and Collateral Agreement.

        (o) Current Asset Audit. The Lenders shall have received a satisfactory audit prepared by the Administrative Agent's asset-based evaluating group with respect to the accounts receivable and inventory of the Borrower and its Subsidiaries.

        (p) Designated Senior Indebtedness. The Lenders shall have received a certificate of the Borrower specifying that the Indebtedness hereunder is
"Designated Senior Indebtedness" as contemplated by the definition of "Designated Senior Indebtedness" in the Subordinated Note Indenture.

        (q) Mortgages, etc. () The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

      (ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the "Title Insurance Company") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: () the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; () the lines of streets abutting the sites and the width thereof; () all access and other easements appurtenant to the sites; () all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; () any encroachments on any adjoining property by the building structures and improvements on the sites; () if the site is described as being on a filed map, a legend relating the survey to said map; and () the flood zone designations, if any, in which the Mortgaged Properties are located.

     (iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall () be in an amount satisfactory to the Administrative Agent; () be issued at ordinary rates; () insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; () name the Administrative Agent for the benefit of the Lenders as the insured thereunder; () be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); () contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and () be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

     (iv) If requested by the Administrative Agent, the Administrative Agent shall have received () a policy of flood insurance that () covers any parcel of improved real property that is encumbered by any Mortgage, () is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and () has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and () confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

     (v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

      (r) Acquisition, etc. The following transactions shall have been consummated (and the Administrative Agent shall have received a certificate of the Borrower to such effect, substantially in the form of Exhibit I, accompanied by copies of any documentary evidence thereof reasonably requested by the Administrative Agent), in each case on terms and conditions reasonably satisfactory to the Administrative Agent:

     (i) the Borrower shall have the right to acquire, directly or indirectly, 95% of the Shares of the Target for an aggregate purchase price the U.S. Dollar Equivalent of which does not exceed $275,000,000, and arrangements satisfactory to the Administrative Agent shall have been made for the application of approximately $312,600,000 of the proceeds of the Loans made on the Closing Date to the purchase of such Shares and the repayment of the Indebtedness of the Target and its Subsidiaries described in Schedule 7.12 promptly following the making of such Loans on a basis that assures that such proceeds can be used only for such purposes;

     (ii) the Tender Offer, in the opinion of the Borrower, prior to the announcement that the Tender Offer will be completed, is not wholly or in part made impossible or significantly difficult to implement as a result of legislation, court decision, action of public authority, or similar event in Sweden, Germany, the U.S. or another country which has occurred or is expected to occur, or as a consequence of any other circumstance beyond the Borrower's control;

        (iii) to the extent received by the Borrower, the Borrower shall have delivered to the Administrative Agent copies of the executed resignation letters of the four members of the Target's Supervisory Board representing the shareholders, which letters shall be () effective upon the closing of the Tender Offer and () in form and substance reasonably satisfactory to the Administrative Agent;

          (iv) the Borrower shall have used its best efforts to commence discussions with the Commercial Register Judge in Bensheim, Germany, responsible for the review and approval of the Integration, regarding the replacement of the four members of the Target's Supervisory Board referred to in clause (iii) above, pursuant to Section 104 of the German Stock Corporation Act to be effective upon or promptly following the closing of the Tender Offer.

      (v) since the date of this Agreement, the terms of the Tender Offer shall not have been amended, waived or modified as to price, consideration, conditions, termination or expiration or in any other material respects without the prior approval of the Administrative Agent;

     (vi) neither the Target nor any of its Subsidiaries shall have taken, or be taking, any action (including reorganization, recapitalization, asset sale, stock purchase or distribution to its stockholders) that, in the good faith judgment of the Administrative Agent, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, operations, assets or properties of the Target or its Subsidiaries or on the consummation of the Tender Offer and the Acquisition;

     (vii) the Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Acquisition and the financing thereof shall not exceed $17,000,000; and

    (viii) the Borrower and its Subsidiaries, on a combined pro forma basis, after giving effect to the Acquisition, shall have a minimum Consolidated EBITDA for the most recently completed four fiscal quarters of the Borrower for which financial statements are available of $90,000,000.

             6.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

        () Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, provided, however, that the representations and warranties contained in Sections 5.1(c), (d) and (e) shall survive only until the Administrative Agent has received the first audited consolidated financial statements of the Borrower which include the Target, to be delivered by the Borrower pursuant to Section 7.1(a) and such Sections shall no longer be applicable to extensions of credit thereafter, provided, further, that the information in such consolidated financial statements with respect to the Target shall not be materially adversely different than the information presented in the financial statements referred to in Sections 5.1(c), (d) and (e).

        () No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 6.2 have been satisfied.

SECTION .  AFFIRMATIVE COVENANTS

                The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

                . Financial Statements. Furnish to the Administrative Agent and each Lender:

        () as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as at the end of and for the corresponding periods in the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;

        () as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as at the end of and for the corresponding periods in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

        () as soon as available, but in any event not later than 75 days after the consummation of the Tender Offer, copies of the audited consolidated balance sheets of the Target and its Subsidiaries as at December 31, 1996, December 31, 1997 and December 31, 1998, and the related audited consolidated statements of income and cash flows for the respective fiscal years ended on such dates, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                . Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (f),

to the relevant Lender):

        () concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

        () concurrently with the delivery of any financial statements pursuant to Section 7.1, () a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and () in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

        () as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated and consolidating statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

        () no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Subordinated Note Indenture or the Acquisition Documentation;

        () within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

        () promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                . Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including taxes), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

                . Maintenance of Existence; Compliance. () () Preserve, renew and keep in full force and effect its corporate existence and () take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and () comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                . Maintenance of Property; Insurance. () Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and () maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

                . Inspection of Property; Books and Records; Discussions. () Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and () permit representatives of any Lender, upon reasonable notice and during normal business hours, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

                . Notices. Promptly give notice to the Administrative Agent and each Lender of:

        ()  the occurrence of any Default or Event of Default;

        () any () default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or () litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority (including, without limitation, environmental proceedings), that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

        () any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance (as to which the relevant insurance company has acknowledged coverage) or in which injunctive or similar relief is sought or which relates to any Loan Document;

        () the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: () the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or () the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

        () any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

                . Environmental Laws. () Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

                () Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

                . Interest Rate Protection. In the case of the Borrower, within 30 days after the Closing Date, enter into and thereafter maintain Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

                . Additional Collateral, etc. () With respect to any property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any property described in paragraph (b) or (c) below, (y) any property subject to a Lien expressly permitted by Section 8.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly () execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and () take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

                () With  respect to any new  Subsidiary  (other than an Excluded
Foreign Subsidiary) created or acquired after the Closing Date by the Borrower (which, for the purposes of this paragraph (b), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary) or any of its Subsidiaries, promptly () execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, () deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, () cause such new Subsidiary () to become a party to the Guarantee and Collateral Agreement, () to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and () to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                () With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly () execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), () deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein for the ratable benefit of the Lenders, and () if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                . Year 2000 Compliance. Each Loan Party will promptly notify the Administrative Agent in the event such Loan Party discovers or determines that any computer application that is material to its or any of its Subsidiaries' businesses and operations (including those of its suppliers, vendors and customers) will not be Year 2000 compliant, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.

                . The Acquisition. () Upon the closing of the Tender Offer, the Borrower shall repay the outstanding net funded debt of the Target listed on Schedule 7.12 in an aggregate amount the U.S. Dollar Equivalent of which does not exceed approximately
$24,100,000.

                () The Borrower shall use its best efforts to complete as promptly as reasonably practicable the following:

        () The Acquisition of the Target through the registration of the Integration by the Commercial Register Judge in the commercial register in Bensheim, Germany by May 31, 2000, in accordance with Section 320(a) of the German Stock Corporation Act; provided that the Integration is necessary in order for the Borrower to acquire 100% of the Shares of the Target.

        () The sale of the shares of Target to a direct or indirect Wholly-Owned German Subsidiary of the Borrower (the "Merger Vehicle") for consideration in the form of an intercompany note and the liquidation of the Acquiror.

        () The merger of the Target with and into the Merger Vehicle by May 31, 2000, in accordance with Sections 19 and 20 of the German Stock Corporate Conversion Act.

SECTION .  NEGATIVE COVENANTS

                The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                .  Financial Condition Covenants.

                () Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated

Fiscal Quarter Ending                         Leverage Ratio

---------------------                         ---------------
December 31, 1999                              4.50 to 1.00
March 31, 2000                                 4.50 to 1.00
June 30, 2000                                  4.25 to 1.00
September 30, 2000                             3.75 to 1.00
December 31, 2000 to
September 30, 2001                             3.50 to 1.00
December 31, 2001 to

September 30, 2002                             3.00 to 1.00
December 31, 2002 and thereafter               2.50 to 1.00

                () Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                                           Consolidated Interest

Fiscal Quarter Ending                         Coverage Ratio

---------------------                         ---------------
December 31, 1999                              2.50 to 1.00
March 31, 2000                                 2.50 to 1.00
June 30, 2000                                  2.50 to 1.00
September 30, 2000                             2.75 to 1.00
December 31, 2000 and thereafter               3.00 to 1.00

                () Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter to be less than
1.05 to 1.00.

                () Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of () $200,000,000, () 50% of cumulative Consolidated Net Income for each fiscal quarter of the Borrower (beginning with the fiscal quarter ending September 30, 1999) for which Consolidated Net Income is positive and () 100% of the Net Cash Proceeds of any issuance by the Borrower of any equity included within shareholders' equity of the Borrower consummated after the Closing Date.

                . Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

        ()  Indebtedness of any Loan Party pursuant to any Loan Document;

        () () Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other
Subsidiary or () Indebtedness of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

        () Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

        ()  Indebtedness outstanding on the date hereof and listed on
Schedule 8.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

        () Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

        () Indebtedness of the Borrower in respect of the Subordinated Notes in an aggregate principal amount not to exceed $120,000,000;

        () Hedge Agreements in respect of () Indebtedness otherwise permitted hereby that bears interest at a floating rate, () intercompany accounts payable or receivable and () trade payables to third parties for products purchased in the ordinary course of business, in each case, so long as such agreements are not entered into for speculative purposes;

        () Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary with respect to: () real estate lease payments, () payments to vendors for products for resale and () any other payments to third parties on account of the Indebtedness of any Wholly Owned Subsidiary; provided that the aggregate amount of such payments guaranteed shall not exceed $1,000,000 in any fiscal year of the Borrower;

        () from and after the date the Tender Offer is consummated, Indebtedness of the Target to Esselte AB, a Swedish corporation, or an affiliate thereof; provided that the principal amount of such Indebtedness shall be in an aggregate amount on the date hereof the U.S. Dollar Equivalent of which shall not exceed $13,500,000 and such principal amount shall not increase thereafter; and

        () additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $10,000,000 at any one time outstanding.

                . Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired,

except for:

        () Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

        () carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

        () pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

        () deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        () easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

        () Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

        () Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets, provided that () such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, () such Liens do not at any time encumber any property other than the property financed by such Indebtedness and () the amount of Indebtedness secured thereby is not increased;

        ()  Liens created pursuant to the Security Documents;

        () any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased; and

        () Liens not otherwise permitted by this Section so long as neither () the aggregate outstanding principal amount of the obligations secured thereby nor () the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $10,000,000 at any one time.

                . Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

        () any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the continuing or surviving corporation shall be a Wholly Owned Subsidiary Guarantor);

        () any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor;

        () any Non-Guarantor Subsidiary may merge or consolidate with or into any other Non-Guarantor Subsidiary;

        () any Non-Guarantor Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other
Subsidiary; and

        () any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor.

                . Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital
Stock to any Person, except:

        () the Disposition of obsolete or worn out property in the ordinary course of business;

        ()  the sale of inventory in the ordinary course of business;

        () the sale of discontinued or remanufactured products in the ordinary course of business;

        ()  Dispositions permitted by Section 8.4(b);

        () () the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor or () the sale or issuance of the Capital Stock of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and

        () the Disposition of other property having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of the Borrower.

                . Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary on any payments on account of the Subordinated Notes (collectively, "Restricted Payments"), except that:

        () any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

        () any Non-Guarantor Subsidiary may make Restricted Payments to any other Subsidiary; and

        () so long as any such payment is not prohibited or otherwise "blocked" under the Subordinated Note Indenture, the Borrower may make a scheduled payment of principal or interest when and as due on account of the Subordinated Notes.

                . Capital Expenditures. Make or commit to make any Capital Expenditure, except:

        () Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding in the aggregate, for each fiscal year of the Borrower, the amount set forth below opposite such fiscal year:

Fiscal Year                          Capital Expenditures

-----------                           --------------------
  1999                                  $35,000,000
  2000                                  $35,000,000
  2001                                  $40,000,000
  2002                                  $40,000,000
  2003                                  $40,000,000
  2004                                  $45,000,000
  2005                                  $45,000,000
  2006                                  $45,000,000

provided, that () up to any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year only and () Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above; and

        () Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

                . Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

        ()  extensions of trade credit in the ordinary course of business;

        ()  investments in Cash Equivalents;

        ()  Guarantee Obligations permitted by Section 8.2;

        () loans and advances to employees of the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower or any Subsidiary of the Borrower not to exceed $1,000,000 at any one time outstanding;

        ()  the Acquisition;

        () Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

        () intercompany Investments by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor;

        () a Permitted Acquisition, provided that () the purchase price for such acquisition (including assumed liabilities) does not exceed $25,000,000, () the aggregate purchase price for all Permitted Acquisitions (including such Permitted Acquisition) consummated during the immediately preceding twelve-month period does not exceed $50,000,000, () Consolidated EBITDA (or the equivalent) of the Acquired Business being acquired in such acquisition for the most recently completed four consecutive fiscal quarters is greater than zero and
(iv) 30 days prior to the proposed closing date of such acquisition, the Borrower has delivered to the Administrative Agent a description of such acquisition in a format and such detail as reasonably requested by the Administrative Agent (copies of which information the Administrative Agent shall provide to the Lenders); and

        () in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement.

                .  Optional   Payments   and   Modifications   of  Certain  Debt
Instruments. () Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Subordinated Notes, () amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Subordinated Notes (other than any such amendment, modification, waiver or other change that () would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and () does not involve the payment of a consent fee), or () designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "Designated Senior Indebtedness" for the purposes of the Subordinated Note Indenture.

                . Transactions with Affiliates. Enter into any transaction (other than such transactions between Non-Guarantor Subsidiaries), including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is () otherwise permitted under this Agreement, () in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and () upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

                . Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

                . Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than the last Sunday in December or change the Borrower's method of determining fiscal quarters.

                . Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than () this Agreement and the other Loan Documents and () any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

                . Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to () make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, () make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or () transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of () any restrictions existing under the Loan Documents and () any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

                . Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related thereto.

                . Amendments to Acquisition Documents. Amend, supplement or otherwise modify terms and conditions of the Acquisition
Documentation or any such other documents except for any such amendment, supplement or modification that () becomes effective after the Closing Date and () could not reasonably be expected to have a Material Adverse Effect.

SECTION .  EVENTS OF DEFAULT

                If any of the following events shall occur and be continuing:

        () the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

        () any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

        () () any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of
Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or () an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

        () any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice thereof; or

        () the Borrower or any of its Subsidiaries shall () default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or () default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or () default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i),
(ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate an amount equal to $5,000,000 (or an amount in another currency of which the U.S. Dollar Equivalent is $5,000,000); or

        () () the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action () under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or () seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or () there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that () results in the entry of an order for relief or any such adjudication or appointment or () remains undismissed, undischarged or unbonded for a period of 60 days; or () there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or () the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or () the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

        () () any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, () any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, () a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, () any Single Employer Plan shall terminate for purposes of Title IV of ERISA, () the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or () any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

        () one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) in an amount equal to $5,000,000 (or an amount in another currency of which the U.S. Dollar Equivalent is $5,000,000) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

        () any of the Security Documents shall cease, for any reason other than by the action of the Lenders, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

        () the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan
Party shall so assert; or

        () a Change of Control or a Specified Change of Control shall occur; or

        () the Subordinated Notes shall cease, for any reason, to be validly subordinated to the Obligations, as provided in the Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Subordinated Notes shall so assert;

then, and in any such event, () if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and () if such event is any other Event of Default, either or both of the following actions may be taken: () with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the
Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and () with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION .  THE AGENTS

                . Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                . Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                . Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be () liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or () responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                . Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                . Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than a Default or an Event of Default under Section 9(a)) hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                . Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each of the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                . Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

                . Each Agent in Its Individual Capacity. Each Agent and its respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

                . Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                . Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION .  MISCELLANEOUS

                . Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, () enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or () waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall () eliminate or reduce any voting rights under this Section 11.1, forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, extend the expiration date of any Letter of Credit beyond the Revolving Termination Date, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Commitment or Term Commitment, in each case without the consent of each Lender directly affected thereby; () reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, amend any other provision of any Loan Document that by its terms, requires the consent, approval or satisfaction of all the Lenders, release all or substantially all or any material part of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement or subordinate the Loans to any other Indebtedness of the Borrower, in each case without the consent of all Lenders; () amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.1 (including in connection with any waiver of an existing Default or Event of Default) without the consent of the Majority Facility Lenders in respect of the Revolving Facility; () amend, modify or waive any provision of Section 4.8 without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; () reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the consent of the Majority Facility Lenders under each Facility; () reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all Lenders under such Facility; () amend, modify or waive any provision of Section 10 without the consent of the Agents; () amend, modify or waive any provision of
Section 2.7 without the written consent of the Swingline Lender; or () amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                . Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the
Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:                  Checkpoint Systems, Inc.

                                 101 Wolf Drive

                               Thorofare, NJ 08086
                         Attention: Jeffrey A. Reinhold,

                                          SVP and Chief Financial Officer
                                Telecopy:    (609) 848-2042
                                Telephone:  (609) 384-2457

                                and

                                Attention:    Neil D. Austin, Vice
                                President, General Counsel and Secretary
                                Telecopy:   (609) 848-2042
                                Telephone:  (609) 384-2412

with a copy to:                 Stradley Ronon Stevens & Young LLP
                                2600 One Commerce Square
                                Philadelphia, PA  19103-7098
                                Attention:  William R. Sasso, Esq.
                                Telecopy:   (215) 564-8120
                                Telephone:  (215) 564-8045

The Administrative Agent:       First Union National Bank
                                301 South College Street
                                Charlotte, NC 28288
                                Attention:  Syndication Agency Services
                                Telecopy:   (704) 383-0288
                                Telephone: (704) 374-2698

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

                . No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                . Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

                . Payment of Expenses and Taxes.  The Borrower  agrees () to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, () to pay or reimburse each Lender and the Administrative Agent for all their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, () to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and () to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than five days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to First Union National Bank, 301 South College Street, Charlotte, NC 28288, Attn: Syndication Agency Services, (Telephone No. (704) 374-2698) (Telecopy No. (704) 383-0288 and to the Borrower at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

                . Successors and Assigns; Participations and Assignments. () This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                () Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans, Reimbursement Obligations or any fees payable hereunder, or postpone the date of the final maturity of the Loans or extend the expiration date of any Letter of Credit beyond the Scheduled Revolving Termination Date, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, in the case of Section 4.10, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                () Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender, any affiliate of any Lender or any Approved Fund or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that () no such assignment to an Assignee (other than any Lender, any affiliate of any Lender or any Approved
Fund) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), and () the Assignor shall have commitments and Loans aggregating at least $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement) unless otherwise agreed by the Borrower and the Administrative Agent. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its related Approved Funds, if any. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except in respect of Sections 4.9, 4.10 and 11.5 for the period prior to the effective date thereof). Notwithstanding any provision of this Section 11.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing with respect to the Borrower.

                () The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

                () Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by
Section 11.6(c), together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall () promptly accept such Assignment and Acceptance and () record the information contained therein in the Register on the effective date determined pursuant thereto; provided that such fee shall not be paid in the event a Lender executes an Assignment and Acceptance in favor of an Affiliate of such Lender.

                () For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                () The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

                . Adjustments; Set-off. () Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in
Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender (with such participating interest to be ratabale in the Obligations of each such other Lender), or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest (other than any interest required to be paid by such Benefitted Lender to the recovering party).

                () In  addition  to any  rights  and  remedies  of  the  Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, affiliate or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                () Any amounts to be adjusted, purchased or set-off pursuant to paragraphs (a) or (b) above shall be denominated in Dollars and any amount denominated in a currency other than Dollars shall be in an amount equal to the U.S. Dollar Equivalent of such amount determined at the Administrative Agent's spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 11:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

                . Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                . Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                . Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

                . GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED
BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE

STATE OF NEW YORK.

                . Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

        () submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

        () consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

        () agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

        () agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

        () waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

                .  Acknowledgments.  The Borrower hereby acknowledges that:

        () it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

        () neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

        () no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

                . Releases of Guarantees and Liens. () Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations () to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or () under the circumstances described in paragraph (b) below.

                () At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

                . Conversion of Currencies. () If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

                () The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 11.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

                .  Confidentiality.  Each of the  Administrative  Agent and each
Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information () to the
Administrative Agent, any other Lender, any affiliate of any Lender or any Approved Fund, () to any Transferee or swap counterparty or prospective Transferee or swap counterparty that agrees to comply with the provisions of this Section, () to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, () upon the request or demand of any Governmental Authority, () in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, () in connection with any litigation or similar proceeding to which such Lender is a party, () that has been publicly disclosed, () to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or () in connection with the exercise of any remedy hereunder or under any other Loan Document.

                . Section Headings. The Section headings used in and the Table of Contents of this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                . WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE
TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS
AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM
THEREIN

                IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  this
Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHECKPOINT SYSTEMS, INC.

By:/S/  Jeffrey A. Reinhold
   Name:  Jeffrey A. Reinhold
   Title:  Senior Vice President,

             Chief Financial Officer
           and Treasurer

FIRST UNION NATIONAL BANK, as

  Administrative Agent and as a Lender

By: /S/  T.M. Molitor
   Name:  T.M. Molitor
   Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as

   Documentation Agent and as a Lender

By:  /S/ Robert J. Giannone
      Name:Robert J. Giannone
      Title: Assistant Vice President

BANK ONE, NA (MAIN OFFICE, CHICAGO), as

   Syndication Agent and as a Lender

By: /S/ CLT Turner III
      Name: CLT Turner III
      Title: Vice President

FIRST UNION SECURITIES INC., as   Arranger

By:  /S/  T.M. Molitor
   Name: T.M. Molitor
   Title: Director

BANKBOSTON, N.A.

By:  /S/ Joseph L. Massimo
       Name: Joseph L. Massimo
       Title: Director

SUMMIT BANK

By:  /S/ Peter J. Cahill
       Name: Peter J. Cahill
       Title: Managing Director

ABN AMRO BANK, N.V.

By:  Donald Sutton
       Name: Donald Sutton
       Title: Vice President

By:  /S/ Dean P. Giglio
       Name: Dean P. Giglio
       Title: Vice President

DRESDNER BANK AG, NEW YORK AND
GRAND CAYMAN BRANCHES

By:  /S/ A. Richard Morris
   Name: A. Richard Morris
   Title: First Vice President

By: /S/ Vincent Carotenuto
   Name: Vincent Carotenuto
   Title: Assistant Treasurer

THE BANK OF NEW YORK

By:   /S/ Linda Mae Coppa
       Name: Linda Mae Coppa
       Title: Vice President

THE BANK OF TOKYO-MITSUBISHI TRUST

COMPANY

By:   /S/ W.A. DiNicola
       Name: W.A. DiNicola
       Title: Vice President

CREDIT AGRICOLE INDOSUEZ

By:   /S/ Craig Welch
       Name: Craig Welch

       Title: First Vice President

By:   /S/ John McCloskey
       Name: John McCloskey
       Title: Vice President

COMERICA BANK

By:   /S/ Kimberly S. Kersten
       Name: Kimberly S. Kersten
       Title: Vice President

BANK AUSTRIA CREDITANSTALT
CORPORATE FINANCE, INC.

By:  /S/ Clifford L. Wells
     Name: Clifford L. Wells
     Title: Vice President

By:  /S/ William W. Hunter
     Name: William W. Hunter
     Title:Vice President

CREDIT LYONNAIS NEW YORK BRANCH

By:  /S/ Scott R. Chappelka
       Name: Scott R. Chappelka
       Title: Vice President

ERSTE BANK DER OESTERREICHISCHEN
SPARKASSEN, AG

By: /S/ Anca Trifan
       Name: Anca Trifan
       Title: Vice President

By:  /S/ John S. Runnion
       Name: John S. Runnion
       Title: First Vice President

THE FUJI BANK, LIMITED

By:  /S/ Raymond Ventura
       Name: Raymond Ventura
       Title: Vice President & Manager

HARRIS TRUST AND SAVINGS BANK

By:  /S/ M. James Barry III
       Name: M. James Barry III
       Title: Vice President

SOVEREIGN BANK

By:  /S/ Joseph Becker
       Name: Joseph Becker
       Title:Vice President

USTRUST

By:  /S/ David G. Eastman
       Name: David G. Eastman
       Title: Vice President

BANCA NAZIONALE DEL LAVORO S.P.A.,
NEW YORK BRANCH

By:  /S/ Leonardo Valentini
       Name: Leonado Valentini
       Title: First Vice President

By:  /S/ Miguel J. Medida
       Name: Miguel J. Medida
       Title: Vice President

BANK HAPOALIM B.M.

By:  /S/ Laura Anne Raffa
       Name: Laura Anne Raffa

       Title: First Vice President and Corporate Manager

By:  /S/ Conrad Wagner
       Name: Conrad Wagner

       Title: First Vice President

BANK LEUMI USA

By: /S/ Joung Hee Hong
       Name: Joung Hee Hong
       Title: Vice President